EXHIBIT 99.4

                                  NEWS RELEASE

            BROOKE CORPORATION APPOINTS KANSAS CITY REGIONAL MANAGER

OVERLAND PARK, KS November 6, 2001 - Mike Hess, President, announces the appointment of Tim E. Winchester, LUTCF as manager of Brooke Corporation's regional Life/Health/Securities office in Kansas City. In making the announcement, Hess noted that "Tim Winchester is a proven manager with extensive experience in growing financial services organizations."

Since 1998 Mr. Winchester has been a partner with the Moore & Winchester Financial Group, LLC in Overland Park, KS. Mr. Winchester functioned as the general agent and registered principal for the firm. Prior to 1998, Mr. Winchester was employed by Mutual of Omaha and MetLife as an agency manager. Mr. Winchester is a graduate of Northern State University.

ABOUT OUR COMPANY...Brooke Corporation, a Kansas-based corporation, is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.

CONTACT....Renee Lamprecht, lampr@brookecorp.com or (913) 661-0123